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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of an additional 40,000 shares of Common Stock of ISTA Pharmaceuticals, Inc. reserved for issuance under the ISTA Pharmaceuticals, Inc. 2000 Employee Stock Purchase Plan and to the incorporation by reference therein of our report February 1, 2002 (except for the fifth paragraph of Note 1, as to which the date is June 18, 2002), with respect to the consolidated financial statements of ISTA Pharmaceuticals, Inc., for the year ended December 31, 2001, which are included in the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2002.

/s/  Ernst & Young
ERNST & YOUNG LLP

San Diego, California
February 14, 2003